Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)

(Form Type)

Berkshire Hathaway Finance Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	1.500% Senior Notes due 2030	Rule 457(r)	$545,600,000.00	99.701%	$543,968,656.00	0.0000927	$50,425.89

Fees to Be Paid	Debt	2.000% Senior Notes due 2034	Rule 457(r)	$818,400,000.00	99.989%	$818,309,976.00	0.0000927	$75.857.33

Fees to Be Paid	Debt	Guarantee of Berkshire Hathaway Inc. of 1.500% Senior Notes due 2030	Rule 457(n)	N/A	N/A	N/A		N/A

Fees to Be Paid	Debt	Guarantee of Berkshire Hathaway Inc. of 2.000% Senior Notes due 2034	Rule 457(n)	N/A	N/A	N/A		N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$1,362,278,632.00		$126,283.22

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$126,283.22

(1)

The U.S. dollar equivalent of the Amount Registered has been calculated using a euro/U.S. dollar exchange rate of €1.00 = U.S. $1.0912, as announced by the U.S. Federal Reserve Board as of March 4, 2022.

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